Filed Pursuant to Rule 433
Registration No. 333-166935
May 21, 2010

ZBB ENERGY HIGHLIGHTS STRATEGIC PLAN;
EXPRESSES CONFIDENCE IN ITS FUTURE

For Immediate Release

Milwaukee, WI — May 21, 2010 — ZBB Energy Corporation (NYSE Amex:ZBB), a leading developer of intelligent power platforms, today outlined its strategic plan for achieving commercial success. The plan, which was presented at the Rodman and Renshaw Global Investment Conference in London, UK, builds on recent company successes, including increasing its order backlog and demonstrating an ability to raise capital to securing State of Wisconsin loan commitments and federal energy tax credits.

“I want to encourage investors, customers and other interested parties to look at our strategic plan and gain a broad appreciation for our path to success”, said Eric Apfelbach, ZBB Energy’s Chief Executive Officer. “The pieces of information that were highlighted in press headlines this week presented an incomplete and inaccurate picture of ZBB Energy and what it’s trying to achieve. The press has since corrected the inaccuracies and added some important clarifying information, but the complete picture is still lacking, and that’s what we are trying to address in highlighting our strategic plan.”

Mr. Apfelbach pointed to a number of accomplishments described in detail in ZBB Energy’s recent third quarter news release, third quarter 10-Q and recent S-1 filing with the SEC, based on the hard work and commitment of ZBB Energy employees.  They include:

•	Increased order backlog – current customer orders are detailed in the S-1.
•	Accelerated Product Development – manufacturing has been retooled for the next generation battery module (V2) launch, with version 3 (V3) development ahead of schedule.
•	A solid team of professionals is on board to execute the strategic plan.
•	The company’s demonstrated ability to raise equity capital.
•	A State of Wisconsin $1.3 million loan commitment and subsequent $1.5 million bank commitment.
•	A U.S. Department of Energy award of $14.6 million in tax credits adding to ZBB Energy’s enterprise value. Intellectual Property and net operating loss (NOL) discussions are in the S-1 filing.
•	Improved financial accounting and disclosure processes.

 “ZBB Energy is confident in its future prospects resulting from the plan outlined in the referenced documents,” Mr, Apfelbach added. “We look forward to announcing results as we execute the plan.”

A Power Point version of ZBB Energy’s strategic plan is available with Mr. Apfelbach’s voiceover at http://www.wsw.com/webcast/rrshq17/zbb/.

Registration Statement

ZBB Energy also filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the sec for more complete information about the issuer and this offering. You may get these documents for free by visiting Edgar on the sec web site at www.sec.gov. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (262) 253-9800.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE AMEX: ZBB) provides distributed intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. This platform solves a wide range of electrical system challenges in global markets for various types of sites with utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems ("ZESS POWR™"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin with offices also located in Perth, Western Australia.

Safe Harbor
Except for the historical information contained herein, the matters set forth in this press release, including statements relating to ZBB’s growth, are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including historical volatility and low trading volume of our stock, the risks and uncertainties inherent in the early stages of growth companies, the company’s need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company’s most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com

Rodman & Renshaw

Annual Global Investment Conference

May, 2010

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Forward Looking Statements

This presentation includes forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers and listeners are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the US Securities and Exchange Commission.

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The Leader in Renewable Energy Integration

ZBB is transforming intermittent renewable energy into a reliable power source through intelligent power-management platforms and advanced storage technologies.

•Leader in large format Zinc-Bromide flow batteries

•Created the “Brain” of renewable energy systems - the Power and Energy Control Center (PECC)

•Key installations of grid-connected and off-grid Storage systems

•Ramping penetration in multi-billion dollar distributed renewable energy market.

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Fact Sheet

ZBB

- Headquartered in75,000 sq feet near Milwaukee, WI, USA
- R&D group in Perth, Australia
- ISO-9001 Certified
- 30 Full time employees
- Traded on NYSE AMEX: ZBB

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Power PECC-Intelligent Power

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Key Management

- **Eric Apfelbach** – President and CEO
  - 10 years of high tech CEO experience
  - Applied Materials, Planar, Alfalight (lasers) and Virent (biofuels)
- **Scott Scampini** – CFO/VP Operations
  - Price Waterhouse and BDO Siedman accounting
  - 13 years CFO and EVP of MGS Plastics Group
- **Kevin Dennis** – VP Engineering & Sales
  - Senior management with ABB
  - Extensive sales & engineering experience in energy markets
- **Dan Nordloh** – VP Business Dev & Marketing
  - Senior level experience in plastics and IT based industries

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Board of Directors

Richard Abdoo Director	• Ex -Chairman and CEO of Wisconsin Energy Corporation • Director of AK Steel and NiSource
Paul Koeppe Director	• Founder and CEO of Superconductivity, Inc • Past Director at Best Power and Northern Power
Manfred Birnbaum Director	• Former Executive of English Electric Corp. (wholly owned sub of GE of England) • 26 year Senior Officer of Westinghouse Electric Corp. • Management Consultant
Eric Apfelbach Chief Executive Officer	• 10 years of CEO/ Board /governance experience, with Chairman roles at multiple companies • Director of NEC, Studyblue, Inc, and Graphene Solutions; Founder Alfalight Laser, Virent biofuels • Advisor to venture capital and government groups
William Mundell Chairman & Director	• Energy Advisor to Governor of California • Chairman of Intekea • Former - Chairman and CEO of Vidyah Corp and former Chairman of Trade, Inc • Former CEO of WEFA
Richard Payne Director	• 26 years experience in corporate and commercial law • Director Agri Energy Ltd • Director Broome International Airport group of companies

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ZBB

ZESS 50 ZN-Br Flow Battery

- 50 kWh of storage
- 25kW discharge rate
- 3x Energy density of lead acid
- Cheaper than Li-ion
- 5x Energy density of vanadium flow
- Modular and transportable
- Full discharge capability
- Eco-friendly electrolytes

ZBB
Technology Inside
ZESS

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ZESS 50:V3 – The Flow Battery has Arrived

- Automated battery stack production
  - Low labor and high yields
- Long life battery stack design
  - Proprietary electrode material and flow designs
  - >5 year life with easy replacement = Low lifecycle cost
- > 75% round trip efficiency
- Integrated DC converter electronics
- Microprocessor Control
- Integrated thermal management to extend temperature range

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Zn-Br Battery Cost Reduction

Projected cost at full production levels
Cost ($/kWh)
800
700
600
500
400
300
200
100
0
Current Design
V3 module
Grid Scale Production
Electrolyte
Battery Materials
Control / Regulation
Plumbing
Structure / Enclosure
Labor
PCS

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ZBB

ZESS POWR™ PECC

- Intelligent DC Buss
- Patented Design
- UL 1741 Qualified
- Hybridize Multiple storage traits
- Partnered with EATON
- Multiple installations running now

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ZBB

PECC System with 2 ZESS 50 Modules and 30kW Solar

35
30
25
20
15
10
5
0
-5
-10
-15
Power (kW)
8 am
11 am
2 pm
5 pm
8 pm
11 pm
2 am
ZESS 50 Module 1
ZESS 50 Module 2
Solar
PECC Output

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POWER PECC

PECC with 2-15kW PV inputs & 2 of ZESS 50 Modules
GRID-Independent Platform
Power kW
35
30
25
20
15
10
5
0
-5
-10
-15
10:47:38
10:48:38
10:49:38
10:50:38
10:51:38
10:52:38
10:53:38
10:54:38
10:55:38
10:56:38
10:57:38
10:58:38
10:59:38
11:00:38
11:01:38
11:02:38
11:03:38
11:04:38
11:05:38
11:06:38
11:07:38
11:08:38
11:09:38
Time
PV Power
Load Output
ZESS 50 Power

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oem-xwzam9ba7r3 (10.0.0.232)
216.170.227.185::5
Battery
PV
Wind
Hydro
Config
PECC System Status
PECC Online
Voltage (Vac)
239.3
Current (Aac)
33.0
Power (KWac)
6.5
Frequency (Hz)
60.0
Temperature (deg C)
41
Gen Run
Res
CBB
PECC
CBI
CBO
Batt 1 State of Charge
Batt 2 State of Charge
PV Power (KW)
Wind Power (KW)
Hydro Power (KW)
60.1
56.7
19.9
0.0
-0.0
ZBB energy corporation
Fault List
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Home

Why Distributed Storage?

- A Smart Grid minus smart distributed storage = **Dumb Grid**
- Able to satisfy multiple value propositions
  - Time shift of renewable energy
  - Back-up power in lieu of diesel genset
  - Grid voltage support with storage near loads
  - Transportable design allows for use in temporary bottlenecks

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A Smart Grid Needs Storage

Transmission Operator
Distribution Operator
Load Serving Entity
Commercial &
Industrial
Industrial Customer
Distributed Resources
Commercial Customer
Energy Storage
Substation
Energy Storage
Energy Storage
Substati
on
Transmission
Scale
Other Substations
Micro-
grid
Residential Customer
Multi-Dwelling Unit
Residen
tial
Our Focus

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ZBB

Target Market

- Integrated renewable power and storage systems in the 50 kWh to 1 MWh range
- Served market estimated at well over $3 Billion
- Market is expected to be larger with cost <$500/kWh for distributed systems
- Target segments are cell towers, commercial buildings, EV recharging and micro-grids

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Market Opportunity-Island Power

A Convergence of value propositions

- Multi billion dollar market
- Reference Order: NIDON Hawaii
- Expensive($0.20-0.25/kWh) and unreliable electricity
- Grid instability due to renewable saturation is happening now
- Emissions compliance and fuel costs make diesel back-up cost prohibitive
- Small wind (<100kW) and solar will be used to preserve aesthetics
- Multiple tax credits shorten ROI

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Military Market

- SEI (Navy), General Atomics in backlog
- Two island-based DOD systems being quoted.
- ZBB is being included in DOD RFP's
- RE and distributed energy (security) are overlapping strategies with ZBB
- Transportable power is needed for military
- Electrification of deployed forces is accelerating growth in this market

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Electric Vehicle Recharging

4XDK736

- Duke Power states that “we believe that every EV is like adding a house to the grid”
- Grid instability caused by EV charging can be eliminated.
- PECC is the ultimate way to tie renewables and storage to EV charging stations.

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Telecom Market Opportunity-Developing World

- India, Mexico and China will grow at 17% AGR to 2015, adding >600,000 cell towers
- Most cell towers have diesel gensets or lead acid batteries as back-up
- Up to $35,000 of cost goes to backup energy.
- The average tower in India/Africa uses 20 liters of diesel/day (~$60/day landed)
- Retrofit of old towers is needed as Lead acid systems die

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ZBB

Telecom Product

- Targeted design to deliver 5kW for 8 hours integrated with small PECC
- 48 VDC output with solar and/or wind input
- Grid tied or grid independent
- $ 35,000 total target price in volume for storage and electronics
- Launch in Q2-2011
- Lead customer; Likusasa –South Africa

Likusasa

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ZBB

Financial Plan Overview

- Form strategic alliances with joint development and equity partners
- Continue to reduce cost and achieve gross margins > 35%
- Continue penetration in target markets to reach cash-flow positive at $14 million revenue level
- $10-$12 million financing to reach cash flow positive

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Thank You

Eric Apfelbach

President & CEO

eapfelbach@zbbenergy.com
(608) 576-7549 • Cell
(262) 253-9800 x 123 • Phone

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